Exhibit 99.01

Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM ANNOUNCES 2011 FINANCIAL RESULTS,

PROVIDES OPERATIONS UPDATE

ROCKVILLE, Maryland, March 29, 2012 – Neuralstem, Inc. (NYSE Amex: CUR) today provided a financial and operations update for the year ended December 31, 2011.

“2011 was another year of steady progress for Neuralstem. U.S. clinical trials progressed in both our cell therapy and pharmaceutical divisions, with consistently positive and encouraging human safety data. That data covered neural stem cell transplantations into the spinal cord, the use of our proprietary intraspinal surgical device, and the dosing of our lead neuroregenerative small molecule drug NSI-189. Additionally, we saw what we believe may be promising early indications of a treatment effect in our ALS trial, which was granted Orphan Drug designation by the FDA early in the year,” said Karl Johe, chairman of the board and chief scientific officer of Neuralstem, Inc. “In 2012, we expect to complete our Phase I ALS trial, currently in the final cervical stage at Emory University, as well as file with the FDA to progress to a Phase II trial. Our world-class collaborators at the University of Michigan and Emory University share our excitement at the prospect of having moved the transplantations to the cervical region of the spinal cord. We believe our neural stem cells can help preserve or even enhance breathing capacity and quality of life for patients with this debilitating and terminal disease. We also anticipate FDA approval this year of our IND application to commence a Phase I safety trial to treat chronic spinal cord injury, using the same neural stem cells and a procedure very similar to that of our ALS trial, and we plan to file another IND application with the FDA to commence a Phase I safety trial for our neural stem cell treatment for chronic motor disorders from stroke. Our small molecule NSI-189 Phase Ib trial to treat major depressive disorder is on schedule to commence soon, and should conclude near the end of the third quarter.

“Internationally, in 2012, we expect to commence a combined Phase I/II/III clinical trial for chronic motor disorders from stroke at BaYi Brain Hospital in Beijing through our wholly owned subsidiary, Neuralstem China. We also plan to file an IND for chronic and acute spinal cord injury in India, where we are currently evaluating potential trial centers and collaborators. We continue to explore opportunities around the world to commence trials with our neural stem cells for diverse treatments and expect 2012 to bring us closer to demonstrating the safety and efficacy of both our cell therapies and pharmaceutical applications,” concluded Dr. Johe.

Neuralstem’s President and CEO Richard Garr added, “We further strengthened our global intellectual property portfolio with notices of allowance of two important U.S. Patent Applications covering three additional neurogenic small molecule compounds, in 2011. We also received notices of allowance for our proprietary surgical spinal platform and floating spinal cannula as well as the method for delivering a therapeutic agent to a spinal cord target. We believe this breakthrough surgical device, invented by our ALS surgeon, Dr. Nicholas M. Boulis, and for which Neuralstem holds the exclusive worldwide license, will be the industry standard for such intraspinal procedures.

“We are working with our partner Sumitomo’s Summit Pharmaceuticals International Corporation with the goal to license NSI-189 to a Japanese pharmaceutical company for development of the Japanese market in 2012,” Mr. Garr continued. “We are also making progress in our pursuit of co-development opportunities for our preclinical library of additional patented novel neuroregenerative compounds.

“Dr. Johe and I would like to extend deep appreciation to our patients, their families and caregivers, our world-class clinical collaborators, and the Neuralstem team for enabling positive, breakthrough clinical work which is bringing the world closer to a future of hope for currently incurable diseases and conditions of the central nervous system,” added Garr.

Business Highlights for 2011

Smooth progress of the ground-breaking ALS Phase I neural stem cell therapy clinical trial continued throughout 2011, progressing from non-ambulatory to ambulatory patients, and from neural stem cell injections in the lumbar (lower) region to the cervical (upper) region of the spinal cord. The trial was approved to proceed to the final three-patient cohort receiving lumbar injections in February, and principal investigator Eva Feldman, M.D., Ph.D. presented the interim safety data at the American Academy of Neurology Annual Meeting in April. Upon conclusion of the trial’s lumbar phase, primary and secondary endpoint data from the 12 transplanted patients was presented by Dr. Feldman at the American Neurological Association’s annual meeting in September. The FDA then approved advancing to the cervical stage of the trial. The first patient of the final six cervical transplantation Phase I ALS patients received the world’s first neural stem cell injections in the gray matter of the upper spinal cord region in November 2011, at Emory University. It was reported that the entire 18-patient trial will conclude six months after the final surgery.

The Phase Ia safety trial of Neuralstem’s lead neuroregenerative small molecule compound NSI-189, to treat major depressive disorder (MDD), commenced in February 2011, was completed in October, and was approved to advance to Phase Ib in December. Phase Ia tested escalating doses of single administration of the orally administered drug NSI-189 in healthy patients; the Ib trial will test the safety and tolerability of the drug in three cohorts of depressed patients, each receiving a different dose for 28 daily administrations, and is scheduled to begin in April 2012. The Phase Ib portion of the NSI-189/MDD trial, which was designed in collaboration with Maurizio Fava, M.D., of Harvard Medical School and Massachusetts General Hospital, is expected to be completed near the end of 3Q2012. It was reported that NSI-189, a proprietary new chemical entity discovered by Neuralstem, stimulates new neuron, or neurogenic, growth in the hippocampus, an area of the brain that is believed to be involved in MDD as well as other diseases and conditions, such as Alzheimer’s disease and post-traumatic stress disorder (PTSD).

In February 2011, Neuralstem received FDA orphan drug designation for the treatment of ALS with its human spinal cord derived neural stem cells (NSI-566RSC), providing a seven-year term of market exclusivity upon FDA approval of treatment as well as certain financial and regulatory benefits, including government grants for conducting clinical trials, waiver of FDA user fees for the submission of a Biologics License Application for NSI-566RSC, and certain tax credits.

Also in February, former Capital One Financial Corporation director and business leader Stanley I. Westreich joined Neuralstem’s Board of Directors, bringing extensive experience in business and finance.

In April, the company signed a Memorandum of Understanding with BaYi Brain Hospital, one of the premier neurological hospitals in China, in Beijing. Under the agreement, BaYi Brain and Neuralstem were scheduled to jointly prepare a clinical protocol for treatment of chronic motor disorders from ischemic stroke.

In June, the Company received notice of allowance for U.S. Patent Applications 12/939,897 and 12/939,914 entitled: “Compositions to Effect Neuronal Growth,” which cover three new neurogenic compounds. Subsequently, in October, the Company announced it had received patent allowance for U.S. Patent 8,030,492, entitled: “Compositions to Effect Neuronal Growth.” The claims covered by the patent include both structure and method claims for inducing neurogenesis and the growth of new neurons, both in-vitro and in-vivo.

In June, the Company received a patent covering the transplantation of human neural cells for the treatment of neurodegenerative conditions from the Russian Federation. The claims include methods of culturing the cells as well as treating ALS, spinal cord injuries, traumatic brain injury, multiple sclerosis, cerebral palsy, epilepsy, Huntington’s disease and other conditions through cell transplantation. The Company’s stated goal was to have the broadest worldwide patent coverage for its core technology.

In June, the Company entered into an exclusive agency licensing agreement with Summit Pharmaceuticals International Corporation, of Tokyo, Japan (SPI), a wholly owned subsidiary of Sumitomo Corporation Group. Under the agreement, SPI will market development and licensing rights to NSI-189 in Japan.

In August, Neuralstem was selected as the principal subcontractor under a U.S. Department of Defense contract to develop its human neural stem cell technology for the treatment of cancerous brain tumors, in collaboration with Principal Investigator John Zhang, MD, PhD, of Loma Linda University, in California. The contract award was $1.6 million for the first year of the project, of which Neuralstem received $625,000. In this new approach to oncology, it was reported that the neural stem cells will be engineered to attack brain cancer in three ways: by expressing an antibody known to suppress tumor growth; by expressing an enzyme that selectively kills tumor cells; and by expressing an antiangiogenic protein that will starve the tumors by preventing the formation of the blood vessels that feed them.

In October, Neuralstem reported that it had received a notice of allowance for U.S. Patent Application 12/418,170 pertaining to a “Spinal Platform and Method for Delivering a Therapeutic Agent to a Spinal Cord Target.” Neuralstem is the exclusive worldwide licensee of this device from the Cleveland Clinic Foundation, where it was developed by ALS trial surgeon Nicholas M. Boulis, MD, formerly of the Cleveland Clinic, now at Emory University. It was noted that the outstanding safety profile of this device used for injecting therapies into the spinal cord has been demonstrated with the first 12 patients of the Company’s ongoing ALS trial.

Subsequent Events: In February 2012, Neuralstem announced the closing of a registered direct placement of 5,200,000 shares of common stock at a price of $1.00 per share, and 5,200,000 warrants each with an exercise price of $1.02 per share and exercisable starting six months from the issuance date for a term of five years. The company received net proceeds of $4,900,000, which were stated to be used for general corporate purposes, including ongoing U.S. clinical trials. T.R. Winston & Company, LLC acted as the exclusive placement agent for the offering.

Results of Operations for the Year Ended December 31, 2011:

•	In January 2011, Neuralstem reached a confidential settlement with ReNeuron, Ltd., ending litigation between the parties. ReNeuron agreed to immediately compensate Neuralstem, as well as to make future milestone and royalty payments to Neuralstem based on ReNeuron’s development of certain products at issue in the case.

•	In 2011, we recognized revenue related to Loma Linda University contract of $390,625. As of December 31, 2011, we had billed and unbilled amounts due from Loma Linda of $234,375 of which $156,250 was collected in January 2012. In 2010, we were awarded three Federal grants, totaling $733,438 through the Patient Protection and Affordable Care Act. These grants were one-time only grants and are not recurring.

•	Net loss for 2011 was $12,518,527, or $0.26 per share compared with a net loss of $18,387,300, or $0.42 per share for 2010. Net cash used in operating activities decreased to $8,096,696 in 2011 from $9,981,245 in 2010.

•	Cash, cash equivalents totaled $2,352,013 at December 31, 2011, compared to $9,261,233 at December 31, 2010. At March 8, 2012, the Company had $5.7 million in cash.

•	Research and development expenses totaled $7,354,857 in 2011, compared to $9,163,810 in 2010. The decrease of $1,808,953 was primarily attributable to a decrease in non-cash stock based compensation and consulting expenses.
•	General and administrative expenses totaled $5,839,188 in 2011, compared with $6,623,758 in 2010. The decrease of $784,570 was primarily attributable to a decrease in non-cash stock based compensation.
•	Non-operating income for 2011 was $471,943 compared with non-operating expense of $3,202,419 for 2010. In 2011, non-operating income was composed, primarily, of a litigation settlement from ReNeuron, Ltd. of $250,000 and a gain from the change in fair value of the warrant obligation of $161,809. In 2010, non-operating expense was composed, primarily, of a net increase in the fair value of warrants accounted for as derivatives due to share price increase of $3,259,034. Interest income (net of interest expense) totaling $60,134 and $56,615 was also realized for the years ended December 31, 2011 and 2010, respectively.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please visit www.neuralstem.com and connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011.

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 Neuralstem, Inc.

 Balance Sheets

	December 31,	December 31,
	2011	2010

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,352,013	$9,261,233
Prepaid expenses	430,356	246,887
Billed/unbilled contract revenue	234,375
Other current assets		322,127

Total current assets	3,016,744	9,830,247

Property and equipment, net	292,193	200,084
Intangible assets, net	701,846	500,154
Other assets	75,394	60,875

Total assets	$4,086,177	$10,591,360

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,843,684	$1,032,931
Accrued bonus expense	582,675	453,240
Fair value of warrant obligations	-	1,250,839

Total current liabilities	2,426,359	2,737,010

Total liabilities	2,426,359	2,737,010

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 48,682,118 and 46,897,529 shares outstanding in 2011 and 2010 respectively	486,821	468,975
Additional paid-in capital	99,645,655	93,339,506
Accumulated deficit	(98,472,658)	(85,954,131)
Total stockholders' equity	1,659,818	7,854,350

Total liabilities and stockholders' equity	$4,086,177	$10,591,360

Neuralstem, Inc.

Statements of Operations

	Year Ended
	Ended December 31,
	2011	2010

Revenues	$390,625	$733,438

Operating expenses:
Research and development costs	7,354,857	9,163,810
General and administrative expenses	5,839,188	6,623,758
Depreciation and amortization	187,050	130,751
Total operating expenses	13,381,095	15,918,319
Operating loss	(12,990,470)	(15,184,881)

Nonoperating income (expense):
Litigation settlement	250,000	-
Interest income	60,955	59,277
Interest expense	(821)	(2,662)
Warrant issuance and modification expense	-	(1,906,800)
Gain (loss) from change in fair value adjustment of warrant obligations	161,809	(1,352,234)
Total nonoperating income (expense)	471,943	(3,202,419)

Net loss attributable to common shareholders	$(12,518,527)	$(18,387,300)

Net loss per share - basic and diluted	$(0.26)	$(0.42)

Weighted average common shares outstanding - basic and diluted	48,340,557	43,466,074